Exhibit 99.1

N E W S  R E L E A S E

Visa Inc. Declares Quarterly Dividend

FOSTER CITY, CA, July 23, 2014 – Visa Inc. (NYSE:V) today announced that its board of directors declared a quarterly cash dividend of $0.40 per share of class A common stock (determined in the case of class B and class C common stock on an as-converted basis) payable on September 3, 2014, to all holders of record of the Company’s class A, B and C common stock as of August 15, 2014.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 47,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Paul Cohen, 650-432-2990, globalmedia@visa.com